Exhibit 10.5

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), dated and effective as of March 11, 2016, (the “Effective Date”) is by and between PCT, LLC, a Caladrius Company (“the Company”) and Robert A. Preti, Ph.D. (the “Executive”).
W I T N E S S E T H:
WHEREAS, the Executive currently serves as President of the Company and desires to continue his employment in that capacity pursuant to this Agreement;
WHEREAS, the Company and the Executive each believe it is in their respective best interests to enter into this Agreement setting forth the mutual understandings and agreements reached between the Company and the Executive with respect to the Executive’s employment with the Company and certain restrictions on the Executive’s conduct benefitting the Company during such time and thereafter, all as set forth herein, which Agreement hereby cancels, terminates and supersedes in all respects any other employment agreement that may exist between Company and Executive, provided that the Company and the Executive acknowledge that the Executive shall also enter into an employment agreement with Caladrius Biosciences, Inc. of even date herewith (the “Caladrius Agreement”); and
NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
Section 1.Employment. The Company agrees to employ the Executive, and the Executive agrees to continue to be employed by the Company for the period commencing on the Effective Date and, subject to earlier termination pursuant to Section 6 below, continuing until March 10, 2019 (the “Initial Term”). Effective upon the expiration of the Initial Term and of each Renewal Term, if any, this Agreement and the Executive’s employment hereunder may be extended by mutual agreement between the Company’s Board of Managers (the “Board) and the Executive for an additional period of one (1) year, subject to earlier termination pursuant to Section 6 below (each, a “Renewal Term”), in each such case, commencing upon the expiration of the Initial Term or the then-current Renewal Term, as the case may be, but only if, at least ninety (90) calendar days prior to the expiration of the Initial Term or the then-current Renewal Term, as the case may be, the Company shall have given written notice to the Executive of the Company’s intention to extend the Term (the “Extension Notice”). In the event that the Company does not provide an Extension Notice in the manner and within the time period set forth in the preceding sentence, the Term automatically shall expire at the end of the Initial Term or the then-current Renewal Term, as the case may be. As used in this Agreement, the “Term” shall refer to the period beginning on the Effective Date and ending on the effective date of the termination of this Agreement and the Executive’s employment hereunder (the “Termination Date”) in accordance with this Section 1 or Section 6 below. The Executive hereby represents and warrants to the Company that he has the legal capacity to execute and perform this Agreement, and that its execution and performance by him will not violate the terms of any existing agreement or understanding to which the Executive is a party; and the Company hereby represents and warrants to the Executive that the person executing this Agreement on its behalf has the authority to do so and to bind the Company.

Section 2.Position and Duties. During the Term, the Executive shall be employed as the President of PCT and shall perform duties consistent with such position and such other related duties as the Board shall otherwise reasonably request. The Board shall have the power to direct, control and supervise the duties to be performed hereunder, the means and the manner of performing such duties, and the terms and time for performing said duties as are reasonable in keeping with Executive’s office and positions. Executive shall report to the Board or such other person as may be mutually agreed upon, and shall have direct responsibility for all day-to-day operations of the Company, and such other related duties as the Board shall reasonably request. During the Term, and except for vacation in accordance with Section 5(a) below, the Executive shall devote his full business time, attention, skill and efforts to the business and affairs of the Company and shall comply with the Company’s code of conduct, policies and procedures in place from time to time; provided, however; the foregoing shall not prevent the Executive from (a) serving as Caladrius Biosciences, Inc.’s Senior Vice President, Manufacturing and Technical Operations and Chief Technology Officer pursuant to the Caladrius Agreement; (b) engaging in not-for-profit activities (e.g., board membership with charitable, educational, or religious organizations), (c) serving on the board of directors of the Alliance for Regenerative Medicine, or in the event that the Executive ceases to serve on such boards, then, subject to the prior written approval of the Board, which shall not be unreasonably withheld, serving on the board of directors (or similar governing body) of not more than two (2) other business entities that are not competitors of the Company (as determined in good faith by the Board, it being understood that a failure to approve if service would be inconsistent with Institutional Shareholder Services Governance standards is reasonable), or (d)

managing the Executive’s personal and immediate family member’s passive investments, as long as, in each case, such activities individually or in the aggregate do not materially interfere or conflict with the Executive’s duties hereunder or create a potential business or fiduciary conflict (in each case, as determined in good faith by the Board). Executive shall initially be based in Allendale, New Jersey; provided, however, it is understood that the Executive shall be required to travel (both within the US and abroad) as reasonably necessary to perform his duties hereunder.

Section 3.Compensation. For all services rendered by the Executive in any capacity required hereunder during the Term, the Executive shall be compensated as follows:

(a)The Company shall pay the Executive a base salary (the “Base Salary”) at the annualized rate of $475,000, which shall be subject to customary withholdings and authorized deductions and be payable in equal installments in accordance with the Company’s customary payroll practices in place from time to time. The Executive’s Base Salary shall be subject to review by the Board at least annually and may be increased, but not decreased, from time to time. As used in this Agreement, the term “Base Salary” shall refer to base salary as may be adjusted from time to time.

(b)The Executive shall be entitled to participate in all compensation and employee benefit plans or programs and to receive all other benefits and perquisites that are approved by the Board and are generally made available by the Company to other senior executives of the Company and to the extent permissible under the general terms and provisions of such plans or programs and in accordance with the provisions thereof. Notwithstanding any of the foregoing, nothing in this Agreement shall require the Company or any subsidiary or affiliate thereof to establish, maintain or continue any particular plan or program nor preclude the amendment, rescission or termination of any such plan or program that may be established from time to time.

(c)Upon the Effective Date, the Executive shall be granted a $350,000 sign on bonus payable in 2 equal annual installments payable on the first and second anniversaries of the Effective Date.

(d)The Executive shall be eligible to receive an annual cash bonus for each full calendar year ending during the Term (“Annual Bonus”). The Executive’s target Annual Bonus starting in 2016 will equal 40% of his Base Salary (the “Target Bonus). Annual Bonus will be determined by the Board based upon the level of achievement of the Company’s corporate goals and objectives for the calendar year with respect to which the Annual Bonus relates and the Executive’s individual performance (in each case, as reasonably determined by the Board). Notwithstanding anything to contrary contained herein, to the extent the rules of the Nasdaq Stock Market (or other securities exchange upon which Caladrius’ securities are trading) require that Mr. Preti’s compensation be determined by the Compensation Committee of the board of directors of Caladrius (the “Caladrius Compensation Committee”), then the terms of Mr. Preti’s compensation (including the amount of his bonus) shall be determined by the Caladrius Compensation Committee.

Section 4.Business Expenses. The Company shall pay or reimburse the Executive for all reasonable travel (it being understood that travel shall be arranged by the Company when practicable) and other reasonable expenses incurred by the Executive in connection with the performance of his duties and obligations under this Agreement, subject to the Executive’s presentation of appropriate vouchers or receipts in accordance with such policies and approval procedures as the Company may from time to time establish for employees (including but not limited to prior approval of extraordinary expenses) and to preserve any deductions for Federal income taxation purposes to which the Company may be entitled.

Section 5.Benefits; Perquisites; Expense Reimbursement. In addition to those payments and benefits set forth above or elsewhere herein, Executive shall be entitled to the following other benefits and payments:

(a)Vacation. Executive shall be entitled to four (4) weeks paid vacation per calendar year (pro-rated in the event of a service year which is shorter than a calendar year), in addition to Company-observed holidays. Any vacation time not used during a calendar year shall be treated in accordance with the Company’s policies relating to unused vacation.

(b)D&O Insurance. The Executive shall be covered by the Directors and Officers Liability Insurance policy that generally covers the directors and officers of the Company, provided by the Company at its expense.

(c)Indemnification. The Executive shall be entitled to the benefit of the indemnification provisions contained in the Company’s Amended and Restated Operating Agreement of even herewith, as it may be amended from time to time, to the extent permitted by applicable law, at the time of the assertion of any liability against the Executive.

Section 6.Termination of Employment.

(a)Events of Termination. The Executive’s employment hereunder may be terminated upon the occurrence of any of the following events:

(i)Termination for Cause. The Company may terminate the Executive’s employment hereunder for Cause at any time. For purposes of this Agreement, “Cause” shall mean that the Executive has: (A) committed gross negligence in connection with his duties as set forth herein or otherwise with respect to the business and affairs of the Company, its subsidiaries and/or its other affiliates; (B) committed fraud in connection with his duties as set forth herein or otherwise with respect to the business and affairs of the Company, its subsidiaries and/or its other affiliates; (C) engaged in personal dishonesty, willful misconduct, willful violation of any law, or breach of fiduciary duty, in each instance, with respect to the business and affairs of the Company, its subsidiaries and/or its other affiliates; (D) been indicted for, or has been found by a court of competent jurisdiction to have committed or plead guilty to, (1) a felony (or state law equivalent) or (2) any other serious crime involving moral turpitude or that has (or is reasonably likely to have) a material adverse effect either on (x) the Executive’s ability to perform his duties under the Agreement or (y) the reputation and goodwill of the Company, regardless of whether or not such other crime is related or unrelated to the business of the Company, its subsidiaries or other affiliates; (E) shown chronic use of alcohol, drugs or other similar substances that materially affects the Executive’s work performance; (F) breached his obligations under (1) this Agreement, (2) the Confidentiality, Non-Compete and Inventions Assignment Agreement attached hereto as Exhibit A (the “Covenants Agreement”) or (3) any other agreement executed by the Executive for the benefit of the Company, its subsidiaries and/or other affiliates, provided, that, if such breach described in this clause (F) is susceptible to cure, the Executive shall have thirty (30) days after notice to cure such breach; (G) failed to materially perform the Executive’s duties or to follow the lawful directives of the CEO; provided, that, if such failure described in this clause (G) is susceptible to cure, the Executive shall have thirty (30) days after notice to cure such failure; or (H) materially violated the Company’s written code of conduct or other written or established policies and/or procedures in place from time to time; provided, that, if such violation described in this clause (H) is susceptible to cure, the Executive shall have thirty (30) days after notice from the Board to cure such violation. Any notice to the Executive under this Section 6(a)(i) shall be in writing and shall specify in reasonable detail the Executive’s acts or omissions that the Company alleges constitute “Cause.”

(ii)Termination without Cause. The Company may terminate the Executive’s employment hereunder without Cause at any time upon notice to Executive, provided, however, that Hitachi Chemical Company America, Ltd. (“HCA”) a significant member of the Company, must consent to such termination, which consent may not be unreasonably withheld, delayed or conditioned, and as regards such right to consent to such amendments or termination HCA shall be deemed to be a third-party beneficiary hereof.

(iii)Resignation for Good Reason. The Executive may voluntarily terminate his employment hereunder for Good Reason (as defined below) upon written notice to the Company in accordance with the definition thereof. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events: (A) material breach by the Company of its obligations under this Agreement; (B) the Executive’s position, duties, responsibilities, or authority have been materially reduced or the Executive has repeatedly been assigned duties that are materially inconsistent with his duties set forth herein, in each case, without the Executive’s consent or (C) the relocation of the Executive’s principal place of employment, without the Executive’s consent, in a manner that lengthens his one-way commute distance by fifty (50) or more miles. “Good Reason” shall not be deemed to exist, however, unless (1) the Executive shall have given written notice to the Company specifying in reasonable detail the Company’s acts or omissions that the Executive alleges constitute “Good Reason” within sixty (60) days after the first occurrence of such circumstances and the Company shall have failed to cure any such act or omission within sixty (60) days of receipt of such written notice, and (2) the Executive actually terminates employment within one hundred eighty (180) days following the initial occurrence of the of any of the foregoing conditions that he considers to be “Good Reason.” If the Executive fails to provide this notice and cure period prior to his resignation, or resigns more than one hundred eighty (180) days after the initial existence of the condition, his resignation will not be deemed to be for “Good Reason.”

(iv)Resignation without Good Reason. The Executive may voluntarily terminate his employment hereunder for any reason at any time, including for any reason that does not constitute Good Reason, upon six (6) months’ prior written notice to the Company, provided, however, the Company reserves the right, upon written notice to the Executive, to accept the Executive’s notice of resignation and to accelerate such notice and make the Executive’s resignation effective immediately, or on such other date prior to the Executive’s intended last day of work as the Company deems appropriate. It is understood and agreed that the Company’s election to accelerate Executive’s notice of resignation shall not be deemed a termination by the Company without Cause for purposes of Section 6(a)(ii) of this Agreement, Section 7(a) of this Agreement or otherwise, or constitute Good Reason for purposes of Section 6(a)(iii) of this Agreement, Section 7(a) of this Agreement or otherwise.

(v)Disability. The Executive’s employment hereunder shall terminate upon his Disability. For purposes of this Agreement, “Disability” shall mean that the Executive has been unable to perform his duties to the Company on account of physical or mental illness or incapacity for a period of ninety (90) consecutive calendar days or one hundred twenty (120) calendar days (whether or not consecutive) during any 365-day period, as a result of a condition that is treated as a total or permanent disability under the long-term disability insurance policy of the Company that covers the Executive.

(vi)Death. The Executive’s employment hereunder shall automatically terminate upon his death.

(vii)Expiration of Term. As set forth in Section 1 above, the Executive’s employment hereunder shall automatically terminate upon the expiration of the Term. If the Executive’s employment hereunder terminates upon the expiration of the Term because the Executive elects not to extend the Term, then the Company’s obligations to the Executive shall, in full discharge of all the Company’s obligations to the Executive hereunder or otherwise pay and/or provide the Executive with any Accrued Rights under Section 7(a)(i) hereof. If the Executive’s employment hereunder terminates upon expiration of the Term because the Company does not offer to extend the Term in accordance with Section 1, then, in full discharge of all of the Company’s obligations to the Executive hereunder, or otherwise, the Executive shall be entitled to receive the Accrued Rights under Section 7(a)(i) and other benefits described in Section 7(a)(ii) and 7(a)(iii), subject to Sections 7(e) and 7(f). In either case, all stock options shall be treated in accordance with the 2009 or 2015 Equity Compensation Plans, as applicable.

(b)Resignation from Directorships, Officerships and Committees. The termination of the Executive’s employment for any reason shall constitute the Executive’s resignation from (i) any director, officer, employee or committee position the Executive has with the Company or any of its affiliates and (ii) all fiduciary positions the Executive holds with respect to any employee benefit plans or trusts established by the Company. The Executive agrees that this Agreement shall serve as written notice of resignation in this circumstance; provided, however, the Executive agrees to take any additional actions that are deemed reasonably necessary by the Company to effectuate or evidence such resignations.

Section 7.Compensation upon Termination of Employment. All defined terms used in this Section 7 but not defined in this Section 7 or elsewhere in this Agreement shall have the meanings ascribed to such terms in the Covenants Agreement:

(a)Resignation for Good Reason; Termination without Cause. In the event that, during the Term, the Company terminates Executive’s employment without Cause (other than by reason of death or Disability) or the Executive voluntarily terminates his employment for Good Reason, the Company shall, in full discharge of all of the Company’s obligations to the Executive hereunder or otherwise, provide the Executive with the following payments and benefits:

(i)Accrued Rights. The Company shall pay the Executive a lump-sum amount, within thirty (30) days following the Termination Date (or earlier if required by law), equal to the sum of (A) his earned but unpaid Base Salary through the last day of the Executive’s employment (“Termination Date”), (B) any bonus amount earned and vested but not paid for periods ending on or prior to the Termination Date, (C) any accrued and unused vacation time, (D) any unreimbursed business expenses or other amounts due to the Executive from the Company as of the Termination Date, and (E) all other payments and benefits to which the Executive then may be entitled under the terms of any applicable compensation arrangement or benefit, equity or perquisite plan or program or grant or this Agreement, including but not limited to any applicable insurance benefits (the “Accrued Rights”).

(ii)Additional Payments. Subject to Sections 7(e) and 7(f) below, the Company shall make additional payments to Executive in the form of continuation of the Executive’s then-current Base Salary (the “Additional Payments”) for a period beginning on the Termination Date and ending on the twelve (12) month anniversary of the Termination Date (the “Severance Period”), payable in accordance with the Company's regular payroll practices, commencing on the Company’s first regular payroll date that occurs on or immediately after the 60th day following the Termination Date, or, alternatively, paid in whole or in part in a single payment, at Company’s sole discretion; provided, however, the first installment payment of the Additional Payments shall include the cumulative amount of payments that would have been paid to the Executive during the period of time between the Termination Date and the date the Additional Payments commence had such payments commenced immediately following the Termination Date.

(iii)COBRA Assistance. If Executive then participates in the Company’s medical and/or dental plans and Executive timely elects to continue and maintain group health plan coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), then, subject to Sections 7(e) and 7(f) below, the Company will pay monthly, on the Executive’s behalf, a portion of the cost of such coverage for the Severance Period, which payments will be equal to the amount of the monthly premium for such coverage, less the amount that Executive would have been required to pay if Executive had remained an active Executive of the Company (the “COBRA Assistance”); provided, however, that if and to the extent that the Company may not provide such COBRA Assistance without incurring tax penalties or violating any requirement of the law, the Company shall use its commercially reasonable best efforts to provide substantially similar assistance in an alternative manner provided that the cost of doing so does not exceed the cost that the Company would have incurred had the COBRA Assistance been provided in the manner described above or cause a violation of Section 409A (as defined in Section 19 below).

(b)Resignation without Good Reason; Termination for Cause or upon Death or Disability.

(i)In the event that during the Term the Company terminates Executive’s employment for Cause or the Executive voluntarily terminates his employment other than for Good Reason, the Company shall have no further obligations to the Executive other than to pay and/or provide the Executive with any Accrued Rights under Section 7(a)(i) hereof.

(ii)In the event that during the Term the Executive's employment is terminated due to the Executive’s death or Disability, the Company shall, in full discharge of all of the Company’s obligations to the Executive (or his estate, if applicable) hereunder or otherwise, (A) pay and/or provide the Executive (or his estate with) with any Accrued Rights under Section 7(a)(i) hereof and (B) subject to Sections 7(e) and 7(f) below, provide the COBRA Assistance under Section 7(a)(iii).

(c)No Further Rights; Continued Obligations under the Covenants Agreement. The Executive shall have no further rights under this Agreement or otherwise to receive any other compensation or benefits after such termination or resignation of employment under the Company’s severance arrangements or otherwise, except with respect to the payments and benefits specifically provided for under this Section 7. The Executive acknowledges and agrees that, on the expiration of the Term or the earlier termination of his employment for any reason or no reason (whether initiated by the Executive or the Company), the Executive shall continue to be bound by his obligations pursuant to the Covenants Agreement.

(d)Release of Claims. Notwithstanding anything contained in this Agreement to the contrary, the Company’s provision of the payments and benefits under Sections 7(a)(ii) and 7(a)(iii) and 7(b)(ii) hereof shall be contingent in all respects on the Executive (or, if applicable, his estate) executing (and not revoking) a general release of claims against the Company, its affiliates and related parties, in a form reasonably satisfactory to the Company (the “Release”) and the Release becoming effective (and no longer subject to revocation) within sixty (60) days following the Termination Date.

(e)Breach of Release or Covenants Agreement. Notwithstanding anything set forth in this Agreement to the contrary, in the event of a breach by the Executive of his obligations under the Covenants Agreement or the Release Agreement and in addition to any other remedies under the Covenants Agreement, the Release Agreement or at law or in equity, the Company shall have no further obligations under Sections 7(a)(ii) and 7(a)(iii), or 7(b)(ii) (if and as applicable) and the Executive shall be required, upon demand, to return to the Company any payments previously made by the Company pursuant to Section 7(a)(ii), 7(a)(iii), or 7(c)(ii).

(f)Mitigation of Damages. In no event shall the Executive be obliged to seek other employment or take any other action by way of mitigation of the severance benefits payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any severance benefit hereunder be reduced by any compensation earned by the Executive as a result of employment by another employer, except as set forth in this Agreement.

Section 8.Covenants Agreement; Corporate Policies.

(a)Covenants Agreement. The Executive acknowledges that Executive, as a condition to (and a material inducement for) the Company entering into this Agreement, is simultaneously executing the Covenants Agreement, which is attached hereto as Exhibit A, the terms of which are incorporated herein by reference, and that the terms of the Covenants Agreement will be in full force and effect as of the Effective Date and shall survive the expiration of this Agreement or the earlier termination of Executive’s employment hereunder.

(b)Corporate Policies. The Executive acknowledges and agrees that during the Term, he will be bound by, and comply with, the Company’s various written corporate policies applicable to other senior executives of the Company, including but not limited to its expense reimbursement policies.

Section 9.Withholding Taxes. The Company may directly or indirectly withhold from any payments made under this Agreement all Federal, state, city or other taxes and all other deductions as shall be required pursuant to any law or governmental regulation or ruling or pursuant to any contributory benefit plan maintained by the Company in which the Executive may participate.

Section 10.Notices. All notices, requests, demands and other communications required or permitted hereunder shall be given in writing and shall be deemed to have been duly given if delivered or mailed, postage prepaid, by certified or registered mail or by use of an independent third party commercial delivery service for same day or next day delivery and providing a signed receipt as follows:
To the Company:

PCT, LLC, a Caladrius Company
4 Pearl Court
Suite C
Allendale, New Jersey 07401
Attention: Michael Vitolo, Esq.

and a copy (which shall not constitute notice) shall also be sent to:

Caladrius Biosciences, Inc.
c/o Todd Girolamo, Esq
420 Lexington Avenue
Suite 350
New York, New York 10170

To the Executive:

Robert Preti, Ph.D.
80 Nursery Road
Ridgefield, CT 06877

or to such other address as either party shall have previously specified in writing to the other. Notice by mail shall be deemed effective on the second business day after its deposit with the United States Postal Service, notice by same day courier service shall be deemed effective on the day of deposit with the delivery service and notice by next day delivery service shall be deemed effective on the day following the deposit with the delivery service.
Section 11.No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this Section 11 shall preclude the assumption of such rights by executors, administrators or other legal representatives of the Executive or his estate and their conveying any rights hereunder to the person or persons entitled thereto.

Section 12.Source of Payment. All payments provided for under this Agreement shall be paid in cash from the general funds of the Company. The Company shall not be required to establish a special or separate fund or other segregation of assets to assure such payments, and, if the Company shall make any investments to aid it in meeting its obligations hereunder, the Executive shall have no right, title or interest whatever in or to any such investments except as may otherwise be expressly provided in a separate written instrument relating to such investments. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and the Executive or any other person. To the extent that any person acquires a right to receive payments from the Company hereunder, such right, without prejudice to rights which Executives may have, shall be no greater than the right of an unsecured creditor of the Company.

Section 13.Binding Agreement; No Assignment. This Agreement shall be binding upon, and shall inure to the benefit of, the Executive and the Company and their respective permitted successors, assigns, heirs, beneficiaries and representatives. This Agreement is personal to the Executive and may not be assigned by him. This Agreement may not be assigned by the Company except in connection with a sale of all or substantially all of its assets or a merger or consolidation of the Company, and the acquiring Company or entity expressly assumes this Agreement. Any attempted assignment in violation of this Section 13 shall be null and void.

Section 14.Governing Law; Consent to Jurisdiction. The validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of New York. In addition, the Executive and the Company irrevocably submit to the exclusive jurisdiction of the courts of the State of New York and the United States District Court sitting in New York County for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on the Executive or the Company anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. The Executive and the Company irrevocably consent to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. In any such action or proceeding, the court shall have the authority to award reasonable costs, expenses, and attorneys' fees to the party that substantially prevails.

Section 15.Entire Agreement; Amendments. This Agreement (including Exhibit A) embodies the entire agreement between Executive and the Company with respect to the subject matter hereof and may only be amended or otherwise modified by a writing executed by all of the parties hereto.

Section 16.Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

Section 17.Severability; Blue-Penciling. The provisions, sections and paragraphs, and the specific terms set forth therein, of this Agreement (including Exhibit A) are severable, except as specifically provided to the contrary herein. If any provision, section or paragraph, or specific term contained therein, of this Agreement or the application thereof is determined by a court to be illegal, invalid or unenforceable, that provision, section, paragraph or term shall not be a part of this Agreement, and the legality, validity and enforceability of remaining provisions, sections and paragraphs, and all other terms therein, of this Agreement shall not be affected thereby. The Executive acknowledges and agrees that as to himself, the restrictive covenants contained in the Covenants Agreement (the “Restrictive Covenants”) are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of such Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions. It is the desire and intent of the parties that the Restrictive Covenants will be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any Restrictive Covenant shall be adjudicated to be invalid or unenforceable, such Restrictive Covenant shall be deemed amended to the extent necessary in order that such provision be valid and enforceable, such amendment to apply only with respect to the operation of such Restrictive Covenant in the particular jurisdiction in which such adjudication is made.

Section 18.Prior Agreements. This Agreement supersedes all prior agreements and understandings (including verbal agreements) between Executive and the Company or between Executive and PCT regarding the terms and conditions of Executive’s employment with the Company.

Section 19. 409A Compliance.

(a)Notwithstanding anything to the contrary contained herein, if necessary to comply with the restriction in Section 409A(a)(2)(B) of the Internal Revenue Code of 1986, as amended (the “Code”) concerning payments to “specified Executives,” any payment on account of the Executive’s separation from service that would otherwise be due hereunder within six months after such separation shall nonetheless be delayed until the first business day of the seventh month following the Executive’s date of termination and the first such payment shall include the cumulative amount of any payments that would have been paid prior to such date if not for such restriction, together with interest on such cumulative amount during the period of such restriction at a rate, per annum, equal to the applicable federal short-term rate (compounded monthly) in effect under Section 1274(d) of the Code on the date of termination. If the Executive dies during the six-month postponement period prior to the payment, the amount of the payment deferred on account of Section 409A of the Code shall be paid to the personal representative of the Executive’s estate within 30 days after the date of the Executive’s death. For purposes of Section 7 hereof, the Executive shall be a “specified Executive” for the 12-month period beginning on the first day of the fourth month following each “Identification Date” if he is a “key Executive” (as defined in Section 416(i) of the Code without regard to Section 416(i)(5) thereof) of the Company at any time during the 12-month period ending on the “Identification Date.” For purposes of the foregoing, the Identification Date shall be December 31.

(b)This Agreement is intended to comply with the requirements of Section 409A of the Code and regulations promulgated thereunder (“Section 409A”). To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that no payments due under this Agreement shall be subject to an "additional tax" as defined in Section 409A(a)(1)(B) of the Code. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment. In no event may the Executive, directly or indirectly, designate the calendar year of payment. Notwithstanding anything contained herein to the contrary, the Executive shall not be considered to have terminated employment with the Company for purposes of Section 7 hereof unless he would be considered to have incurred a “separation from service” from the Company within the meaning of Treasury Regulation §1.409A-1(h)(1)(ii).

(c)All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

(d)In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Section 409A or damages for failing to comply with Section 409A.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has signed this Agreement, all as of the first date above written and effective as of the Effective Date.

PCT, LLC, A CALADRIUS COMPANY.

By: _______________________
Name:
Title:

__________________________
Robert Preti, Ph.D.

Exhibit A to Employment Agreement

Employee Confidentiality, Non-Compete and Inventions Assignment Agreement

This agreement (“Agreement”) is by and between Robert Preti, Ph.D. (the “Employee”) and PCT, LLC, a Caladrius Company (the “Company”);

WHEREAS, Employee has previously entered into an Employee Confidentiality, Non-Solicitation and Inventions Assignment Agreement with Caladrius Biosciences, Inc. (formerly known as NeoStem, Inc.) and its subsidiaries, including but not limited to PCT, LLC a Caladrius Company (the “Prior EIAA”).
NOW, THEREFORE, Employee acknowledges that this Agreement is a condition of employment or continued employment at Company, and further, in consideration of the promises and the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Employee hereby agrees as follows:

Employee understands that the Company is engaged in the business of providing service solutions for the contract research, development, manufacture, testing, storage and commercialization of cell-based therapies (the “Business”). The Business includes any additional regenerative medicine initiative which becomes a significant part of the Company’s business during Employee’s employment tenure with the Company. Any company with which the Company enters into, or seeks or considers entering into, a business relationship in furtherance of the Business is referred to as a “Business Partner”;
Employee understands that as part of Employee’s performance of duties as an employee of the Company (the “Engagement”), Employee will have access to confidential or proprietary information of the Company and third parties, and Employee may make new contributions and inventions of value to the Company. Employee further understand that Employee’s Engagement creates in Employee a duty of trust and confidentiality to the Company with respect to any information: (1) related, applicable or useful to the business of the Company, including the Company’s anticipated research and development; (2) resulting from tasks performed by Employee for the Company; (3) resulting from the use of equipment, supplies or facilities owned, leased or contracted for by the Company; or (4) related, applicable or useful to the business of any partner, client or customer of the Company, which may be made known to Employee or learned by Employee during the period of Employee’s Engagement; and
For purposes of this Agreement, the following definitions apply:
“Proprietary Information” shall mean information or materials relating to the Business or the business of any Business Partner and generally unavailable to the public, or information that has been created, discovered, developed or otherwise has become known to the Company or in which property rights have been assigned or otherwise conveyed to the Company or a Business Partner, which information has economic value or potential economic value to the business in which the Company is or will be engaged, or information or materials in relation to any other party with whom Company agrees to hold such information or materials in confidence. Proprietary Information shall include, but not be limited to, Inventions, laboratory notebooks, samples, prototypes, specimens, test protocols, patent applications, customer and supplier lists, the non-public names and addresses of the Company’s customers and suppliers, their buying and selling habits and special needs, marketing plans, forecasts, personnel information, contact information, financial information, business plans or projections and any modifications or enhancements to any of the above.
“Inventions” shall mean all discoveries, developments, designs, improvements, inventions, formulas, software programs, databases, processes, compositions of matter, techniques, know-how, negative know-how, confidential information, trade secrets, writings, original works of authorship, graphics, mask works and other data, whether or not patentable or registerable under patent, copyright or similar statutes.
“Assigned Inventions” means Inventions that are related to or useful in the business or future business of the Company or its Business Partners, result from use of premises, equipment, facilities, trade secrets or other property owned, leased or contracted for by the Company, or result from work performed for the Company. Without limiting the generality of the foregoing, Assigned Inventions shall also include anything related to the Business that derives actual or potential economic value from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use.
1.    Proprietary Information and Inventions. The Company, is and shall be the sole owner of all Proprietary Information and Assigned Inventions and the sole owner of all patents, trademarks, service marks, copyrights, mask rights and other rights, including but not limited to intellectual property rights, worldwide, along with any registrations of or applications to register such rights (collectively referred to herein as “Rights”), pertaining to any Proprietary Information or Assigned Inventions.

Employee hereby acknowledges that all original works of authorship that are made by me (solely or jointly with others) within the scope of Employee’s Engagement and which are protectable by copyright are “works for hire” as that term is defined in the United States Copyright Act (17 USCA, Section 101). Employee further hereby assigns and irrevocably transfers to the Company, any Assigned Inventions and Rights Employee may have or acquire in any Proprietary Information or Assigned Inventions. Employee further agrees to assist the Company or any person designated by it in every proper way (but at the Company’s expense) to obtain and from time to time enforce Rights relating to said Proprietary Information or Assigned Inventions in any and all countries. Employee will execute all documents for use in applying for, obtaining and enforcing such Rights in such Proprietary Information or Assigned Inventions as the Company may desire, together with any assignments thereof to the Company or persons designated by it. Employee’s obligation to assist the Company or any person designated by it in obtaining and enforcing Rights relating to Proprietary Information or Assigned Inventions shall continue beyond the cessation of Employee’s Engagement (“Cessation of Employee’s Engagement”). In the event the Company is unable, after reasonable effort, to secure Employee’s signature on any document or documents needed to apply for or enforce any Right relating to Proprietary Information or to an Invention, whether because of Employee’s physical or mental incapacity or for any other reason whatsoever, Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agents and attorneys-in-fact to act for and on Employee’s behalf and stead in the execution and filing of any such application and in furthering the application for and enforcement of Rights with the same legal force and effect as if such acts were performed by me. Employee agrees that this appointment is coupled with an interest and will not be revocable. Employee also hereby forever waives and agrees never to assert any Moral Rights Employee may have in or with respect to any Assigned Inventions and any Excluded Inventions or Other Inventions licensed to the Company under Section 2, even after termination of employment with the Company. “Moral Rights” means any rights to claim authorship of a work, to object to or prevent the modification or destruction of a work, to withdraw from circulation or control the publication or distribution of a work, and any similar right, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

Notwithstanding the foregoing, the above paragraph does not apply to an Invention which qualifies fully as a non-assignable Invention under Section 2870 of the California Labor Code. This Agreement does not require Employee to assign or offer to assign to the Company any invention that Employee developed entirely on Employee’s own time without using the Company’s equipment, supplies, facilities or trade secret information except for those inventions that either: (i) relate to the Business, or actual or demonstrably anticipated research or development of the Company, at the time of conception, or reduction to practice of the invention, or (ii) result from any work performed by Employee for the Company.
2.    Other Inventions. Employee represents and agrees that it is because Employee has no rights in any existing Inventions that may relate to the Company’s business or actual or demonstrably anticipated research or development. For purposes of this Agreement, “Other Inventions” means Inventions in which Employee has or may have an interest, as of the date of employment Assigned Inventions. Employee acknowledges and agrees that if, in the scope of Engagement, Employee uses any Other Inventions, or if Employee includes any Excluded Inventions or Other Inventions in any product or service of the Company or if rights in any Other Inventions may block or interfere with, or may otherwise be required for, the exercise by the Company of any rights assigned to the Company under this Agreement, Employee will immediately so notify the Company in writing. Unless the Company and Employee agree otherwise in writing as to particular Excluded Inventions or Other Inventions, Employee hereby grant to the Company, in such circumstances (whether or not Employee gives the Company notice as required above), a perpetual, irrevocable, nonexclusive, transferable, world-wide, royalty-free license to use, disclose, make, sell, offer for sale, import, copy, distribute, modify and create works based on, perform, and display such Other Inventions, and to sublicense third parties in one or more tiers of sublicensees with the same rights.

3.    Disclosure of Inventions. Employee will promptly disclose in confidence to the Company, or to any person designated by it, all Inventions that Employee makes, creates, conceives or first reduces to practice, either alone or jointly with others, during the period of employment, whether or not in the course of Employee’s employment, and whether or not patentable, copyrightable or protectable as trade secrets

4.    Confidentiality. Employees obligations and responsibilities regarding confidentiality under the Prior EIAA, including, but not limited to those obligations in Section 2 of the Prior EIAA remain in effect. In addition, at all times, both during the period of Employee’s Engagement and after the Cessation of Employee’s Engagement, whether the cessation is voluntary or involuntary, for any reason or no reason, or by disability, Employee will keep in strictest confidence and trust all Proprietary Information, and Employee will not disclose or use or permit the use or disclosure of any Proprietary Information or Rights pertaining to Proprietary Information, or anything related thereto, without the prior written consent of the Company, except as may be necessary in the ordinary course of performing Employee’s duties for the Company. Employee recognizes that the Company has received and in the future will receive from third parties (including Business Partners) their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Employee agrees that Employee owes the Company and such third parties (including Business Partners), during Employee’s Engagement and after the Cessation of Employee’s Engagement, a duty to hold all such confidential or proprietary information in the strictest confidence, and Employee will not disclose or use or permit the use or disclosure of any such confidential or proprietary information without the prior written consent of the Company, except as may be necessary in the ordinary course of performing Employee’s duties for the Company consistent with the Company’s agreement with such third party.

5.    Non-Competition and Non-Solicitation.

(a) During my Engagement, and for a period of one (1) year after the Cessation of my Engagement I will not directly or indirectly, whether alone or in concert with others or as a partner, officer, director, consultant, agent, employee or stockholder of any company or commercial enterprise, engage in any activity in the United States, Asia or Canada that the Company or Company’s licensee, Hitachi Chemical Co., Ltd., shall determine in good faith is in competition with the Company concerning its work or any Business Partner’s work in the Business. Further during my Engagement and for a period of one (1) year after the Cessation of my Engagement, I agree not to plan or otherwise take any preliminary steps, either alone or in concert with others, to set up or engage in any business enterprise that would be in competition with the Company in the Business.

(b) During my Engagement and for a period of one (1) year after the Cessation of my Engagement, I will not directly or indirectly, whether alone or in concert with others or as a partner, officer, director, consultant, agent, employee or stockholder of any company or commercial enterprise, either alone or in concert with others, take any of the following actions:

(i) persuade or attempt to persuade any Business Partner, Customer, Prospective Customer or Supplier to cease doing business with the Company, or to reduce the amount of business it does with the Company;

(ii) solicit or service for himself or for any Person a Business Partner, a Customer or a Supplier in order to provide goods or services that are competitive with the goods and services provided by the Company in connection with the Business;

(iii) persuade or attempt to persuade any Service Provider to cease providing services to the Company or any Business Partner or;

(iv) solicit for hire or hire for himself or for any Person any Service Provider.

(v) The following definitions are applicable to this Section 5(b):

(A) “Customer” means any Person that purchased goods or services from the Company at any time within 2 years prior to the date of the solicitation prohibited by Section 5(b)(i) or (ii).

(B) “Prospective Customer” means any Person with whom the Company met or to whom the Company presented for the purpose of soliciting the Person to become a Customer of the Company within 6 months prior to the date of the solicitation prohibited by Section 5(b)(i) or (ii).

(C) “Service Provider” means any Person who is an employee or independent contractor of the Company or who was within twelve (12) months preceding the solicitation prohibited by Section 5(b)(iii) or (iv) an employee or independent contractor of the Company.

(D) “Supplier” means any Person that sold goods or services to the Company at any time within twelve (12) months prior to the date of the solicitation prohibited by Section 5(b)(i) or (ii).

(E) “Person” means an individual, a sole proprietorship, a corporation, a limited liability company, a partnership, an association, a trust, or other business entity, whether or not incorporated.

(c) The following shall not be deemed to breach the foregoing obligation: (i) my ownership of stock, partnership interests or other securities of any entity not in excess of two percent of any class of such interests or securities which is publicly traded. It is understood and agreed that the restrictions contained in this Section 5 shall immediately cease to be of force and effect in the event the Company and its Business Partner ceases to be engaged in the Business.

(d) Employee acknowledges that (i) the restrictions contained in this section are reasonable and necessary to protect the legitimate business interests of the Company, (ii) that the one (1) year term of this obligation is reasonable in scope, and (iii) that this obligation is a material term, without which the Company would be unwilling to enter into an employment relationship with the Employee.

6.    Company Opportunities; Duty Not to Compete. During the period of Engagement, Employee will at all times devote Employee’s best efforts to the interests of the Company, and Employee will not, without the prior written consent of the Company, engage in, or encourage or assist others to engage in, any other employment or activity that: (i) would divert from the Company any business opportunity in which the Company can reasonably be expected to have an interest; (ii) would directly compete with, or involve preparation to compete with, the current or future business of the Company; or (iii) would otherwise conflict with the Company’s interests or could cause a disruption of its operations or prospects.

7.    Delivery of Company Property and Work Product. In the event of the Cessation of Employee’s Engagement, Employee will deliver to the Company all biological materials, devices, records, sketches, reports, memoranda, notes, proposals, lists, correspondence, equipment, documents, photographs, photostats, negatives, undeveloped film, drawings, specifications, tape recordings or other electronic recordings, programs, data, marketing material and other materials or property of any nature belonging to the Company or its clients or customers, and Employee will not take, or allow a third party to take, any of the foregoing or any reproduction of any of the foregoing.

8.    No Conflict. Employee represents, warrants and covenants that Employee’s performance of all the terms of this Agreement and the performance of Employee’s duties for the Company does not and will not breach any agreement to keep in confidence proprietary information acquired by Employee in confidence or in trust prior to Employee’s Engagement. Employee has not entered into, and Employee agrees that Employee will not enter into, any agreement, either written or oral, in conflict herewith.

9.    No Use of Confidential Information. Employee represents, warrants and covenants that Employee has not brought and will not bring to the Company or use in Employee’s Engagement any materials or documents of a former employer, or any person or entity for which Employee has acted as an independent contractor or consultant, that are not generally available to the public, or have not been legally transferred to the Company. Employee understands and agrees that, in Employee’s service to the Company, Employee is not to breach any obligation of confidentiality that Employee has to former employers or other persons.

10.    Use of Name & Likeness. Employee hereby authorizes the Company to use, reuse, and to grant others the right to use and reuse, Employee’s name, photograph, likeness (including caricature), voice, and biographical information, and any reproduction or simulation thereof, in any form of media or technology now known or hereafter developed, both during and after my employment, for any purposes related to the Company’s business, such as marketing, advertising, credits, and presentations.
11.    Notification. Employee hereby authorizes the Company, during and after the termination of Engagement with the Company, to notify third parties, including, but not limited to, actual or potential customers or employers, of the terms of this Agreement and Employee’s responsibilities hereunder.

12.    Enforcement; Equitable Relief. Employee acknowledges that any breach or threatened breach by Employee of any provision of this Agreement may result in immediate and irreparable injury to the Company, and that such injury may not be readily compensable by monetary damages. In the event of any such breach or threatened breach, Employee acknowledges that, in addition to all other remedies available at law and equity, the Company shall be entitled to seek equitable relief (including a temporary restraining order, a preliminary injunction and/or a permanent injunction), and an equitable accounting of all earnings, profits or other benefits arising from such breach and will be entitled to receive such other damages, direct or consequential, as may be appropriate. In addition, and not instead of, those rights, Employee further acknowledges that Employee shall be responsible for payment of the fees and expenses of the Company’s attorneys and experts, as well as the Company’s court costs, pertaining to any suit, action, or other proceeding, arising directly or indirectly out of Employee’s violation or threatened violation of any of the provisions of this section. The Company shall not be required to post any bond or other security in connection with any proceeding to enforce this section.

13.    Severability. If any provision of this Agreement shall be determined by any court of competent jurisdiction to be unenforceable or otherwise invalid as written, the same shall be enforced and validated to the extent permitted by law. All provisions of this Agreement are severable, and the unenforceability or invalidity of any single provision hereof shall not affect the remaining provisions.

14.    Miscellaneous. This Agreement shall be governed by and construed under the laws of the State of New Jersey applied to contracts made and performed wholly within such state. No implied waiver of any provision within this Agreement shall arise in the absence of a waiver in writing, and no waiver with respect to a specific circumstance, event or occasion shall be construed as a continuing waiver as to similar circumstances, events or occasions. This Agreement, together with the offer letter or employment agreement (if any) between the Company and Employee, contains the sole and entire agreement and understanding between the Company and Employee with respect to the subject matter hereof and supersedes and replaces any prior agreements to the extent any such agreement is inconsistent herewith, including, but not limited to, the Prior EIAA. This Agreement can be amended, modified, released or changed in whole or in part only by a written agreement executed by the Company and Employee. This Agreement shall be binding upon Employee, Employee’s heirs, executors, assigns and administrators, and it shall inure to the benefit of the Company and each of its successors or assigns. The Company may assign any of its rights and obligations under this Agreement. Employee understands that Employee will not be entitled to assign or delegate this Agreement or any of my rights or obligations hereunder, whether voluntarily or by operation of law, except with the prior written consent of the Company. This Agreement shall be effective as of the date Employee signs this Agreement (“Effective Date”).

15.    Further Assurances. The Company and Employee will execute such further documents and instruments and take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement. Upon Cessation of Engagement, Employee will execute and deliver a document or documents in a form reasonably requested by the Company confirming Employee’s agreement to comply with the post-employment obligations contained in this Agreement.

16.    Thorough Understanding of Agreement. Employee has read all of this Agreement and understands it completely, and by Employee’s signature below Employee represents that this Agreement is the only statement made by or on behalf of the Company upon which Employee has relied in signing this Agreement.

IN WITNESS WHEREOF, Employee has caused this Employee Confidentiality, Non-Solicitation and Inventions Assignment Agreement to be signed on the date written below.

DATED: _________________                         ___________________________
Robert Preti, Ph.D.